Exhibit (h)(7)

                            FUND ACCOUNTING AGREEMENT

     AGREEMENT made this 18th day of August 2003, between Citizens Funds (the "Trust"), a Massachusetts business trust having its principal place of business at 230 Commerce Way, Suite 300, Portsmouth, New Hampshire 03801, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Trust and BISYS entered into a Fund Accounting Agreement dated September 29, 2000 (the "2000 Agreement"), whereby BISYS agreed to perform fund accounting services for the Trust, which has continued in effect through the date hereof;

     WHEREAS, the Trust desires that BISYS continue to perform fund accounting services for the Trust and each investment portfolio of the Trust (except portfolios that are or offer one or more classes that are exchange-traded funds ("ETFs")), as now in existence and listed on Schedule A, or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

     WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

     WHEREAS, BISYS and Trust wish to enter into a new Agreement in order to set forth the terms under which BISYS will perform the fund accounting services set forth herein for the Trust.

     NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Trust and BISYS hereby agree as follows:

     1. Services as Fund Accountant

     (a) Maintenance of Books and Records. BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the "Rule") under the Investment Company Act of 1940, as amended (the 1940 Act"):

     (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

     (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

     (iii)    Separate ledger accounts required by subsection (b)(2)(ii) and
              (iii) of the Rule; and
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                                                                  Exhibit (h)(7)

     (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

     (b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Fund:

     (i) Calculate the net asset value per share and public offering price utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

     (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Trust's Board of Trustees (hereafter referred to as the "Board");

     (iii) Allocate income, expenses, and realized and unrealized gains and losses on multi-class funds in accordance with a methodology prescribed by Rule 18f-3 under the Investment Company Act of 1940;

     (iv) Post summary shareholder activity received from the Trust's transfer agent and reconcile share balances and outstanding payables and receivables for capital share transactions with the transfer agent;

     (v) Complete and return surveys from industry publications, including but not limited to Lipper, Morningstar, Donoghue, DALBAR, Standard and Poors, and the Investment Company Institute;

     (vi) Report daily cash availability to the Trust's investment adviser or appointed sub-advisers;

     (vii) Reconcile cash, foreign currency and security holdings with the Trust's custodian;

     (viii) Identify, research and post to the general ledger of the Funds all corporate actions;

     (ix) Provide the Trust's investment adviser and any sub-adviser with access to Fundlink;

     (x) Provide necessary assistance to the Trust's investment adviser and, if applicable, the Trust's Valuations Committee with regard to the fair valuations of securities;

     (xi) Verify and reconcile with the Funds' custodian all daily trade activity;

     (xii) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;
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                                                                  Exhibit (h)(7)

     (xiii) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ, the Trust's transfer agent and other third parties, as directed by the Trust;

     (xiv) Report to the Trust the market pricing of securities in any money market Funds at such times as agreed by the parties, with the comparison to the amortized cost basis;

     (xv) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

     (xvi) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

     (xvii) Update fund accounting system to reflect rate changes on variable interest rate instruments;

     (xviii) Post Fund transactions to appropriate general ledger accounts in accordance with generally accepted accounting principles;

     (xix) Accrue expenses of each Fund according to instructions received from the Trust's Administrator or Sub-Administrator;

     (xx) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions, (3) income and expense accounts, and (4) other miscellaneous payables and receivables;

     (xxi) Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies; and

     (xxii) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

     (c) Special Reports and Services.

     (i) BISYS may provide additional special reports upon the request of the Trust or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

     (ii) BISYS may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

     (d) Additional Accounting Services. BISYS shall also perform the following additional accounting services for each Fund, without additional compensation:
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                                                                  Exhibit (h)(7)

     (i) Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Trust. The unaudited financial statements will include the following items:

              (A)   Unaudited Statement of Assets and Liabilities,

              (B)   Unaudited Statement of Operations,

              (C)   Unaudited Statement of Changes in Net Assets, and

              (D)   Unaudited Condensed Financial Information;

     (ii)     Provide accounting information for the following:

              (A) federal and state income tax returns and federal excise tax returns;

              (B) the Trust's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;

              (C) the Trust's annual, semi-annual and quarterly (if any) shareholder reports;

              (D) registration statements on Form N-1A and other filings relating to the registration of shares;

              (E) the Administrator's or Sub-Administrator's monitoring of the Trust's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

              (F)   annual audit by the Trust's auditors; and

              (G) examinations performed by the SEC or other regulatory agencies.

     (iii) Provide sub-certifications in its capacity as Fund Accountant that the Trust's officers may rely on in making the certifications regarding the Trust that are required by Sections 302 and 906 of the Sarbanes Oxley Act.

     2. Subcontracting

     BISYS may, at its expense and with prior notice to the Trust, subcontract with any entity or person concerning the provision of fund accounting services contemplated hereunder (a "Sub-Fund Accountant"); provided, however, that BISYS shall not be relieved of any of its duties and obligations under this Agreement by the appointment of such Sub-Fund Accountant and provided further, that BISYS shall be responsible, to the extent provided in Section 5 hereof, for all acts of such subcontractor as if such acts were its own.

                                                                  Exhibit (h)(7)

     3. Compensation

         The Trust shall pay BISYS compensation for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in Schedule B attached hereto.

     4. Reimbursement of Expenses and Miscellaneous Service Fees

     (a) In addition to paying BISYS the fees provided in Section 3 and Schedule B, the Trust agrees to reimburse BISYS for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

     (i) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust;

     (ii) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust's investment adviser or custodian, dealers or others as required for BISYS to perform the services to be provided hereunder;

     (iii)    The cost of microfilm or microfiche of records or other materials;

     (iv) All systems-related expenses associated with the provision of special reports and services pursuant to Section 1(c) herein;

     (v) Any expenses BISYS shall incur at the written direction of an officer of the Trust (other than an employee of BISYS) thereunto duly authorized; and

     (vi) Any additional expenses reasonably incurred by BISYS in the performance of its duties and obligations under this Agreement (but not including any amounts related to pricing information, other than as provided in paragraph 4(b)(iii), below).

     (b) In addition, BISYS shall be entitled to receive the following amounts:

     (i) Systems development fees billed at an hourly rate of $150 per hour, as approved by the Trust;

     (ii)     Ad hoc reporting fees billed at an agreed upon rate; and

     (iii) Charges for the pricing information obtained from third party vendors for use in pricing the securities of each Fund's portfolio pursuant to Section 1(b)(ii) of this Agreement, which shall not exceed the amounts that would be incurred if the Fund were to obtain the information directly from the relevant vendor or vendors.

                                                                  Exhibit (h)(7)

     5. Standard of Care; Uncontrollable Events; Limitation of Liability

     BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

     BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

     BISYS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     6. Term

     This Agreement shall become effective as of August 1, 2003 and shall continue in effect until July 31, 2005 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of nonrenewal must be

                                                                  Exhibit (h)(7)

provided at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be.

     For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

     Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Sections 3 and 4 hereof, the amount of all of BISYS's cash disbursements in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties of the Trust's property, records, instruments and documents.

     If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties or (iii) "cause" for termination of BISYS hereunder, BISYS's services are terminated hereunder, BISYS is replaced as fund accountant, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-Fund Accountant appointed as provided in Section 1 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during (x) the next twelve (12) months or (y) if less than twelve (12), the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average assets of the Funds and fees payable to BISYS monthly during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added.

                                                                  Exhibit (h)(7)

     In the event the Trust or any Fund is merged into another legal entity (other than another Fund) in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole (other than in accordance with a decision by the Board to terminate such Fund because it is not economically feasible) prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide fund accounting services consistent with this Agreement, including the number of Funds subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

     Notwithstanding the foregoing, the Trust may transfer one Fund to a different service provider if it intends to offer a class of such Fund that will be an ETF, and BISYS will waive the one-time payment with regard to such Fund, provided however, that if the Trust abandons or fails to diligently pursue registration and launch of such ETF class, such waiver will be void and the one-time payment will be immediately due and payable.

     The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above,
(i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

     7. Indemnification

     The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by a duly authorized representative of the Trust, the investment adviser, administrator or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

     BISYS shall indemnify, defend, and hold the Trust harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from BISYS's willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

     The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to

                                                                  Exhibit (h)(7)

which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably.

     The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     8. Record Retention and Confidentiality

     BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust and BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS on behalf of the Trust shall be prepared and maintained at the expense of BISYS, but shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by the Commission at reasonable times.

     In case of any request or demand for the inspection of such records by another party, BISYS shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records in any case where (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure,
(iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by the Trust. BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent

                                                                  Exhibit (h)(7)

reasonably practicable, and BISYS will cooperate with the Trust (at the Trust's expense) in any action the Trust may take to seek an injunction or otherwise lawfully prevent such disclosure.

     9. Activities of BISYS

     The services of BISYS rendered to the Trust hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a shareholder or otherwise

     10. Reports

     BISYS shall furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

     11. Rights of Ownership

     All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

     12. Return of Records

     BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS's files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

     13. Representations and Warranties

     (a) The Trust represents and warrants that: (1) as of the close of business on the effective date of this Agreement, each Fund that is in existence as of the effective date

                                                                  Exhibit (h)(7)

has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     (b) BISYS represents and warrants that: (1) the various procedures and systems which BISYS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and BISYS's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder, (2) it has sufficient personnel and resources to carry out its duties under this Agreement and (3) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

     14. Insurance

     BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

     15. Information Furnished by the Trust

     The Trust has furnished to BISYS the following, as amended and current as of the effective date of this Agreement:

                                                                  Exhibit (h)(7)

     (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

     (b) Certified copies of the following documents:

     (i)      The Trust's Bylaws and any amendments thereto;

     (ii) Resolutions of the Trustees covering (A) approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder, and (B) authorization of BISYS to act as fund accountant for the Trust.

     (c) A list of all officers of the Trust and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons, who are authorized to instruct BISYS in all matters.

     (d) Two copies of the Prospectuses and Statement of Additional Information of each Fund.

     16. Information Furnished by BISYS

     BISYS has furnished to the Trust evidence of the following:

     (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

     (b) Authorization of BISYS to act as fund accountant for the Trust.

     17. Amendments to Documents

     The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 15 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

     18. Legal Advice; Reliance on Prospectus and Instructions

     BISYS may apply to the Trust at any time for instructions and, with the Trust's consent, which shall not be unreasonably withheld, may seek advice from counsel and accountants for the Trust with respect to any matter arising in connection with BISYS's duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel

                                                                  Exhibit (h)(7)

and accountants. As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Trust unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

     Also, BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

     19. Compliance with Law

     Except for the obligations of BISYS set forth in Section 8 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares.

     20. Notices

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to 230 Commerce Way, Suite 300, Portsmouth, NH 03801; with a copy to the Trust at 3435 Stelzer Road, Columbus, Ohio 43219, Attn: President; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     21. Assignment

     This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     22. Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust

     This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees,

                                                                  Exhibit (h)(7)

officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

     23. Privacy

     Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS to perform its duties shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Trust or as required or permitted by law. BISYS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

     24. Miscellaneous

     (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein,including, without limitation, the 2000 Agreement.

     (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

     (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

                                    * * * * *

                                                                  Exhibit (h)(7)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                 CITIZENS FUNDS



                                 By:    /s/ Sean P. Driscoll
                                        ------------------------
                                 Name:  Sean P. Driscoll
                                 Title: Treasurer


                                 BISYS FUND SERVICES OHIO, INC.



                                 By:    /s/ James L. Fox
                                        ------------------------
                                 Name:  James L. Fox
                                 Title: President- Fund Services

                                                                  Exhibit (h)(7)

                                   SCHEDULE A


                        TO THE FUND ACCOUNTING AGREEMENT
                             BETWEEN CITIZENS FUNDS
                       AND BISYS FUND SERVICES OHIO, INC.

Funds

Citizens Money Market
Citizens Income
Citizens Emerging Growth
Citizens Global Equity
Citizens Small Cap Core Growth
Citizens Core Growth
Citizens International Growth
Citizens Value
Citizens Balanced
Citizens Ultra Short Bond
Citizens Prime Money Market
Citizens 300 Fund

                                                                  Exhibit (h)(7)

                                   SCHEDULE B


                        TO THE FUND ACCOUNTING AGREEMENT
                             BETWEEN CITIZENS FUNDS
                       AND BISYS FUND SERVICES OHIO, INC.

Fees

The following fees are per annum and shall be charged monthly in arrears:


$0 - $1 Billion in assets                   3.50bp

>$1 billion - $2 billion in assets          2.00bp

in excess of $2 billion                     1.25bp

For each class of a Fund in excess of one              $3,000 per class


Incremental assets are aggregated across the entire family of Funds (excluding the Prime Money Market Fund) to determine the fee for each Fund. The above fees are subject to a minimum of $22,000 per Fund per year, except that each of Citizens Global Equity and Citizens International Growth shall be subject to a minimum fee of $30,000 per Fund per year. Additional funds will be subject to the appropriate minimum based on whether the equities traded are primarily U.S.-listed or non-U.S. listed.

Assets of the Citizens Money Market Fund are subject to the basis points noted above. Any assets of the Citizens Money Market Fund invested in another Fund covered by this agreement will not be included in the assets of such other Fund for purposes of determining the fee with regard to such Fund.

The Prime Money Market Fund is subject to the following annual fees based on its separate assets (no aggregation with other Funds) in excess of assets invested by other Funds covered by this Agreement:

$0 - $400 million                   1.00bp
in excess of $400 million           0.50bp